Exhibit 99.1

China INSOnline Corp.
Entered into a Share Exchange Agreement with Ding Neng Holdings Limited

NEW YORK--(November 17, 2010) — China INSOnline Corp. (NASDAQ: CHIO) announced today the execution of a Share Exchange Agreement with Ding Neng Holdings Limited, a British Virgin Islands holding company (“Ding Neng Holdings”).

On November 12, 2010, China INSOnline Corp. (the “Company”) entered into a Share Exchange Agreement with Ding Neng Holdings, which indirectly, through various subisidiaries, has management control over and the rights to the profits of Ding Neng Bio-technology Co., Ltd. (“Ding Neng Bio-tech”), a Chinese corporation, as a variable interest entity.  Ding Neng Bio-tech engages in the production, refinement and distribution of bio-diesel fuel in southern China.

The Share Exchange Agreement provides for an acquisition transaction (the “Acquisition”) in which the Company will acquire 100% of Ding Neng Holdings through the issuance of shares of its common stock representing 85% of the common stock issued and outstanding immediately following the closing of the Acquisition,.

The Share Exchange Agreement also requires that a reverse stock split precede the completion of the Acquisition and, upon completion of the Acquisition, that the Company file an Amended and Restated Certificate of Incorporation to change its name to China Bio-Energy Corp. to better reflect the post-acquisition entity’s business.

The parties plan to complete the Acquisition as soon as reasonably practical, provided that the conditions specified in the Share Exchange Agreement have been satisfied or waived.

For more details of the Share Exchange Agreement and acquisition, please refer to the Company’s SEC filings.

About China INSOnline Corp.
China INSOnline Corp. is a Delaware corporation that wound down its operations in June 2010. The weak economic market, which resulted in a significant decline in revenues of all areas of the Company’s business, led to the Company’s decision to wind down its operations.  Prior to winding down, the Company acted as an Internet services and media company focused on the PRC insurance industry.

About Ding Neng Bio-Technology Co. Ltd.
Ding Neng Bio-Technology Co., Ltd., organized under the laws of the People's Republic of China ("Ding Neng"), is a green energy company that engages in bio-diesel production, refinement and distribution in southern China. Ding Neng specializes in refining used cooking oil, as well as vegetable and plant oil, into industrial standard bio-diesel fuel.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
IR Department
Email: ir@soobao.cn
www.china-insonline.com